                                                                   EXHIBIT 3.90

                                    RELEASE
                                    -------


TO:    Investorlinks.com Inc.



     I, Elizabeth J. Kirkwood, Director of Investorlinks.com Inc., hereby release 45,000 stock options granted to me on June 26, 2000 exercisable at US $2.55.

     DATED the 24/th/ day of July, 2001.


                                                           Elizabeth J. Kirkwood